Putnam Funds Trust Series Floating Rate Income Fund period ended
8/31/15
Management Contract with Putnam Investment Management, LLC dated February 27, 2014; schedule B amended as of October 1, 2015, for Putnam Dynamic Asset Allocation Equity Fund, Putnam Dynamic Risk Allocation Fund, Putnam Emerging Markets Income Fund, Putnam Floating Rate Income Fund, Putnam Global Consumer Fund, Putnam Global Energy Fund, Putnam Global Financials Fund, Putnam Global Industrials Fund, Putnam Global Sector Fund, Putnam Global Technology Fund, Putnam Global Telecommunications Fund, Putnam IntermediateTerm Municipal Income Fund, Putnam Low Volatility Equity Fund, Putnam Money Market Liquidity Fund, Putnam MultiCap Core Fund, Putnam Retirement Income Fund Lifestyle 2, Putnam Retirement Income Fund Lifestyle 3, Putnam Short Duration Income Fund, Putnam Short Term Investment Fund and Putnam ShortTerm Municipal Income Fund.
Incorporated by reference to PostEffective Amendment No. 218 to the Registrants Registration Statement filed on September 28, 2015.